UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 11, 2006
DCP Holding Company
(Exact name of registrant as specified in its charter)

Ohio	0-51954	20-1291244

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Crowne Point Place, Sharonvilee, Ohio		45241

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (513) 554-1100
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.
Director Compensation
     On October 11, 2006, the Company’s Board of Directors approved the 2007 directors’ compensation program. In 2007 each member of the Company’s Board of Directors will receive a monthly board fee of $600 except that the Chairman of the Board and the Chairman Emeritus will receive a monthly board fee of $1,150. In addition, each member will receive a Board meeting fee of $450 for each Board meeting attended and a committee meeting fee of $300 for each committee meeting attended. The Chairperson of each committee will receive an additional $100 for each committee meeting attended. The Board of Directors meets monthly. Each Board member will serve on a committee or committees that are expected to meet six times in 2007. The Company reimburses out-of-pocket expenses incurred by all directors in connection with attending Board of Directors’ and committee meetings. Also as a component of 2007 Board compensation, in December 2006 each member of the Board of Directors is expected to be granted equity-based compensation pursuant to the 2006 Dental Care Plus Management Equity Incentive Plan with a value of approximately $12,000, either in the form of Phantom Shares or Restricted Shares depending on the members’ election under the Company’s Deferred Compensation Plan. The equity-based awards will be subject to forfeiture if a director fails to attend 75% of his or her scheduled Board and committee meetings in 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCP Holding Company

Date: October 17, 2006	/s/ Robert C. Hodgkins, Jr.

Robert C. Hodgkins, Jr. Vice President and Chief Financial Officer